Exhibit 99.1

Sientra, Inc

Unaudited Pro Forma Financial Statements

On June 10, 2021, Sientra, Inc., a Delaware corporation (“Sientra”), completed the previously announced sale of its miraDry business (the “Sale”) to miraDry Acquisition Company, Inc., a Delaware corporation (“Buyer”), an entity affiliated with 1315 Capital II, LP. The Sale was made pursuant to the terms and conditions of the Asset Purchase Agreement (the “Purchase Agreement”), dated May 11, 2021, among Sientra and certain of its subsidiaries, Buyer, and, solely for purposes of Section 8.14 of the Purchase Agreement, 1315 Capital II, LP.

The aggregate purchase price was $10.0 million, which after certain adjustments for agreed upon changes in the estimated net asset value amount of purchased assets and assumed liabilities resulted in net upfront cash proceeds of approximately $11.3 million. Subject to the terms and conditions of the Purchase Agreement, additional post close adjustments may be required based on the final net asset value of purchased assets and assumed liabilities as of the date of close which may result in an increase or decrease in the final purchase price.

The unaudited pro forma condensed consolidated financial statements were derived from the Company’s historical financial statements and are being presented to give effect to the disposition of the miraDry business. Included herein are the following unaudited pro forma financial statements:

•	Condensed consolidated balance sheet as of March 31, 2021, as adjusted assuming the disposition occurred on March 31, 2021; and
•	Condensed consolidated statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020, as adjusted assuming the disposition occurred on January 1, 2020.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this report on Form 8-K.

The unaudited pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the historical financial statements and accompanying notes included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 11, 2021 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 11, 2021.

The unaudited pro forma financial information is based on financial statements prepared in accordance with U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated financial statements were based on and derived from our historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the disposition, factually supportable, and with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on our consolidated results. Actual adjustments, however, may differ materially from the information presented. In addition, the unaudited pro forma financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the SEC. The unaudited pro forma financial information is not necessarily indicative of the financial position or results of operations that would have actually occurred had the disposition occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered to be indicative of the future financial performance and results of operations of the Company.

Exhibit 99.1

Sientra, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In thousands, except per share and share amounts)

	March 31, 2021
	Sientra, Inc. Historical	Pro Forma Adjustments (d)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$80,372	$11,313	(a)	$91,685
Accounts receivable, net	25,438	(5,643)		19,795
Inventories, net	50,556	(8,869)		41,687
Prepaid expenses and other current assets	2,803	(151)		2,652
Total current assets	159,169	(3,350)		155,819
Property and equipment, net	13,388	(316)		13,072
Goodwill	9,202	-		9,202
Other intangible assets, net	9,081	-		9,081
Other assets	7,573	-		7,573
Total assets	$198,413	$(3,666)		$194,747
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$5,820	$-		$5,820
Accounts payable	3,845	(250)		3,595
Accrued and other current liabilities	26,935	(351)	(b)	26,584
Customer deposits	21,956	(300)		21,656
Sales return liability	11,020	-		11,020
Total current liabilities	69,576	(901)		68,675
Long-term debt, net of current portion	60,540	-		60,540
Derivative liability	69,310	-		69,310
Deferred and Contingent Consideration	2,467	-		2,467
Warranty reserve and other long-term liabilities	9,461	-		9,461
Total liabilities	211,354	(901)		210,453
Commitments and contingencies
Total stockholders' equity	(12,941)	(2,765)	(c)	(15,706)
Total liabilities and stockholders' equity	$198,413	$(3,666)		$194,747

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.1

Sientra, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands, except per share and share amounts)

	Three Months Ended March 31, 2021
	Sientra, Inc. Historical	Pro Forma Adjustments (e)	Pro Forma
Net sales	$23,236	$(4,924)	$18,312
Cost of goods sold	10,935	(2,776)	8,159
Gross profit	12,301	(2,148)	10,153
Operating expenses:
Sales and marketing	12,375	(556)	11,819
Research and development	2,392	(197)	2,195
General and administrative	7,354	557	7,911
Total operating expenses	22,121	(196)	21,925
Loss from operations	(9,820)	(1,952)	(11,772)
Other income (expense), net:
Interest income	2	-	2
Interest expense	(2,004)	-	(2,004)
Change in fair value of derivative liability	(42,740)	-	(42,740)
Other income (expense), net	(128)	31	(97)
Total other income (expense), net	(44,870)	31	(44,839)
Loss before income taxes	(54,690)	(1,921)	(56,611)
Income tax expense (benefit)	-	-	-
Net loss	$(54,690)	$(1,921)	$(56,611)
Basic and diluted net loss per share attributable to common stockholders	$(1.01)	$(0.04)	$(1.04)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	54,321,146		54,321,146

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.1

Sientra, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands, except per share and share amounts)

	Year Ended December 31, 2020
	Sientra, Inc. Historical	Pro Forma Adjustments (e)	Pro Forma
Net sales	$71,241	$(16,244)	$54,997
Cost of goods sold	32,302	(8,703)	23,599
Gross profit	38,939	(7,541)	31,398
Operating expenses:
Sales and marketing	52,553	(15,148)	37,405
Research and development	10,311	(1,608)	8,703
General and administrative	38,191	(5,881)	32,310
Restructuring	1,762	(1,372)	390
Impairment	6,432	(6,432)	-
Total operating expenses	109,249	(30,441)	78,808
Loss from operations	(70,310)	22,900	(47,410)
Other income (expense), net:
Interest income	206	(1)	205
Interest expense	(9,451)	13	(9,438)
Change in fair value of derivative liability	(10,470)	-	(10,470)
Other income (expense), net	111	(76)	35
Total other income (expense), net	(19,604)	(64)	(19,668)
Loss before income taxes	(89,914)	22,836	(67,078)
Income tax expense (benefit)	33	-	33
Net loss	$(89,947)	$22,836	$(67,111)
Basic and diluted net loss per share attributable to common stockholders	$(1.79)	$0.45	$(1.34)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	50,233,175		50,233,175

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Exhibit 99.1

Sientra, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1 – Sale of the miraDry Business

On June 10, 2021, pursuant to the Purchase Agreement, the Company completed the sale of its miraDry business (“miraDry”) for an aggregate purchase price of $10.0 million, subject to certain adjustments.

The accompanying unaudited pro forma condensed consolidated balance sheet reflects the historical consolidated balance sheet as presented in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2021, with adjustments to eliminate the assets and liabilities being sold or otherwise disposed of or settled, and add the estimated cash proceeds and transaction costs as of March 31, 2021.

The accompanying unaudited pro forma condensed consolidated statements of operations reflect the historical consolidated statements of operations for the three months ended March 31, 2021 as presented in the Company's Quarterly Report on Form 10-Q as well as the year ended December 31, 2020 as presented in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, with adjustments to eliminate the revenues and expenses attributable to miraDry for the period presented.

Assets and liabilities being disposed of (in thousands):
Accounts receivable, net	$5,643
Inventories, net	8,869
Prepaid expenses and other current assets	151
Property and equipment, net	316
Accounts payable and accrued and other current liabilities	(1,101)
Change in assets and liabilities, net	$13,878

Note 2 – Pro Forma Adjustments

The following is a description of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:

(a) Purchase price: Reflects net cash proceeds of $11.3 million which represents the $10.0 million aggregate purchase price from the sale, plus certain adjustments totaling $1.3 million as set forth in the Purchase Agreement.

(b) Disposition costs: Includes an accrual of $0.2 million of estimated transaction expenses related to the sale.

(c) Retained earnings: As a result of the sale, the Company computed an estimated loss of $2.8 million, based on miraDry’s net assets as of June 10, 2021. This loss is not included in the pro forma adjustments to the unaudited condensed consolidated statements of operations due to its non-recurring nature, but it is recorded in the unaudited pro forma condensed consolidated balance sheet as of March 31, 2021.

Retained Earnings (in thousands):
Purchase price, net of adjustments	$11,313
Change in assets and liabilities, net	(13,878)
Estimated transaction costs in (b) above	(200)
Estimated loss on sale	$(2,765)

Exhibit 99.1

(d) Balance sheet: In addition to the adjustments noted in (a) through (c) above, also reflects the elimination of miraDry’s assets and liabilities.

(e) Statements of operations: Represents the elimination of miraDry’ historical operating results for the periods presented. The anticipated non-recurring loss on the sale is not reflected in the unaudited pro forma condensed consolidated statements of operations.